Exhibit 99.2

December 4, 2024: Sonoco Completes Acquisition of Eviosys,

creating a global leader in metal packaging and enhancing customer value

•	Eviosys joins the Sonoco family, forming a global leader in metal packaging

•	Enhanced product range and services: with Sonoco’s expanded global network, Eviosys’ customers will benefit from a strengthened supply chain. This integration supports Eviosys’ commitment to delivering outstanding service with greater efficiency and reliability.

•	Commitment to quality and innovation: by uniting with Sonoco, Eviosys is positioned to accelerate the development of innovative packaging solutions tailored to meet evolving market needs. Their shared commitment to quality and customer service remains unwavering, ensuring that their customers continue to receive the very best in metal packaging.

•	Strengthened sustainability initiatives: Sonoco and Eviosys are united in their dedication to sustainability. By combining the expertise and resources of both companies, they will expand their efforts to deliver environmentally friendly packaging solutions that support their customers in achieving their own sustainability goals, contributing positively to the environment and local communities.

Zug, Switzerland – Sonoco Products Company (“Sonoco”) (NYSE: SON), a global leader in high-value sustainable packaging, today announced the close of its previously announced acquisition of Eviosys, Europe’s leading metal packaging manufacturer, from KPS Capital Partners, LP. The combination creates a leading metal food and aerosol can manufacturer worldwide, strengthening its commitment to innovation, sustainability, and exceptional service for customers around the globe.

Following the integration process, Eviosys will transition to the Sonoco brand over the coming months and will operate under Sonoco’s Consumer Packaging segment. The business will continue to be led by Tomás López, CEO of Eviosys. This continuity in leadership will help maintain the trusted service that Eviosys’ customers rely on. The smooth integration of Eviosys into Sonoco will allow the combined entity to serve its valued customers with a renewed focus on excellence and innovation. López expressed his enthusiasm for the partnership, stating “Today marks a new chapter for Eviosys as we join the Sonoco family. Being part of Sonoco will allow us to extend our innovative packaging solutions and world-class manufacturing quality to a broader market. We remain dedicated to our customers’ success and are excited to build on this foundation as we continue striving for excellence”.

Howard Coker, President and CEO of Sonoco, added, “This combination creates a global leader in metal packaging, and we are excited to begin executing our integration plans and welcome the incredibly talented team at Eviosys. We see new and significant opportunities to unlock additional capabilities and end-markets in this larger, scaled business and look forward to investing in our combined product platform as we meet the growing demand for innovative solutions from our customers.”

Forward-Looking Statements:

Certain statements made in this communication with respect to the acquisition are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “assume”, “believe”, “committed”, “continue”, “could”, “estimate”, “expect”, “focused”, “future”, “guidance”, “likely”, “may”, “ongoing”, “outlook”, “potential”, “seek”, “strategy”, “will”, or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements contained in this communication are made based on current expectations, estimates and projections about Sonoco’s industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning Sonoco’s future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Risks and uncertainties include, among other things: risks related to the acquisition, including that the ability to retain key employees and successfully integrate Eviosys; Sonoco’s ability to realize estimated cost savings, synergies or other anticipated benefits of the acquisition, or that such benefits may take longer to realize than expected; diversion of management’s attention; the potential impact of the consummation of the acquisition on relationships with clients and other third parties; the operation of new manufacturing capabilities; the availability, transportation and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs or sanctions and escalating trade wars, and the impact of war, general regional instability and other geopolitical tensions (such as the ongoing conflict between Russia and Ukraine as well as the economic sanctions related thereto, and the ongoing conflict in Israel and Gaza), and Sonoco’s ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks; the costs of labor; the effects of inflation, fluctuations in consumer demand, volume softness, and other macroeconomic factors on Sonoco and the industries in which it operates and that it serves; Sonoco’s ability to meet its environmental and sustainability goals, including with respect to greenhouse gas emissions; risks related to obtaining regulatory clearance under the antitrust laws in the UK with respect to the acquisition; and to meet other social and governance goals, including challenges in implementation thereof; and the other risks, uncertainties and assumptions discussed in Sonoco’s filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors”. Except as required by applicable law, Sonoco undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

About Eviosys:

Eviosys is a premier global supplier of metal packaging, producing food cans, ends, aerosol cans, metal closures, and promotional packaging for numerous consumer brands. With 6,300 employees across 44 manufacturing facilities in 17 countries, Eviosys generated €2.41 billion in revenue in 2023. Known for its extensive manufacturing footprint, Eviosys is committed to innovation, quality, and sustainability. For more information, visit www.eviosys.com.

About Sonoco:

With net sales of approximately $6.8 billion in 2023, Sonoco has approximately 22,000 employees working in more than 300 operations around the world, serving some of the world’s best-known brands. With our corporate purpose of Better Packaging. Better Life., Sonoco is committed to creating sustainable products and a better world for our customers, employees and communities. Sonoco was named one of America’s Most Responsible Companies by Newsweek. For more information on the Company, visit our website at www.sonoco.com.

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Media Contacts

Eviosys

Isabelle Le Graët

Corporate Communication and customer experience Manager
isabelle.legraet@eviosys.com

Media
Grayling
eviosys@grayling.com